Exhibit 99

Contact: John F. Kenny, Jr.
                  Executive Vice President and
                  Chief Financial Officer
                  617-535-4990


          Iron Mountain Announces Agreement to Acquire Data Base, Inc.

                   Leading Data Security Services Business and
                     Real Estate Acquired for $115 Million



BOSTON--(March 1, 1999)--Iron Mountain Incorporated (NASDAQ: IMTN), the world's largest records management company, announced today that it has entered into a definitive agreement to acquire Data Base, Inc. ("Data Base"), a premier service provider in the data security services industry serving over 3,000 customers. The Data Base operation will become part of Iron Mountain's Arcus Data Security business. Total consideration, including the purchase of real estate, is expected to be approximately $115 million, comprised of cash, Iron Mountain common stock and the assumption of debt.

Data Base, headquartered in Bellevue, WA, operates in 12 markets in the US. The acquisition of Data Base will add 8 new markets to Iron Mountain's existing data security services business and increase its presence in four other markets. Data Base currently owns 9 of its facilities, all of which will be acquired by Iron Mountain in this transaction.

Data Base had total revenues of approximately $14.5 million for the six months ended December 31, 1998 (pro forma for an acquisition completed on December 31, 1998). Their services are comprised primarily of off-site data security services (including secure transport, handling and storage of electronic media) and disaster recovery support services which facilitate the restoration of corporate data at a recovery site.

Iron Mountain will acquire all of the outstanding capital stock of Data Base and related real estate for total consideration of approximately $115 million. The consideration will be comprised of approximately $69 million in cash and assumed indebtedness and 1,476,577 shares of Iron Mountain common stock. The transaction will be treated as an acquisition of assets for income tax purposes pursuant to a section 338(h)10 election. The acquisition is subject to customary regulatory approval and is expected to close in the second quarter.

Richard Reese, Iron Mountain's Chairman and Chief Executive Officer,  commented:
"We are very excited about this transaction. Data Base is a first class organization with an outstanding staff and state-of-the-art technology. It significantly extends the footprint of our existing data security services business into 8 new markets and enhances our operations in four current markets. We welcome the customers and employees of Data Base to the Iron Mountain family."
                                    --more--



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Iron Mountain to Acquire Data Base, Inc. / Page 2

John J. Luger, President and Chief Executive Officer of Data Base, added: "This merger with Iron Mountain is a win for everyone associated with Data Base--most importantly our customers and our employees. We are pleased to be joining forces with the industry leader to continue to provide quality services to our customers and broader career opportunities for our employees."

Iron Mountain currently operates 244 records management facilities in 61 markets in the United States and four in the United Kingdom. The Company serves more than 50,000 customer accounts, including more than half of the Fortune 500 Companies. Iron Mountain provides a full array of records and information management services including: (i) off-site storage, management and related consulting services for business, healthcare and vital records; (ii) off-site data security services (including secure transport, handling and storage of electronic media) and disaster recovery support services; (iii) information technology staffing services; and (iv) sales of related products.




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